EXHIBIT 99.1

MEDIS TECHNOLOGIES LTD. SECURES $60 MILLION
COMMITTED EQUITY FINANCING FACILITY

New York, NY, April 28, 2008 - Medis Technologies Ltd. (NASDAQ:MDTL) announced today that it has obtained a committed equity line of credit facility under which it may sell up to $60 million of its registered common stock to Azimuth Opportunity, Ltd. over an 18-month period. Medis is not obligated to utilize any of the $60 million facility and remains free to enter other financing transactions.  Medis did not pay a commitment fee, or issue any warrants, to secure this facility.

Medis will determine, at its sole discretion, the timing, dollar amount and floor price per share of each draw under this facility, subject to certain conditions. The number and price of shares sold in each draw are determined by a contractual formula designed to approximate fair market value, less a discount. Any shares sold under this facility will be sold pursuant to a prospectus supplement and the base prospectus which forms a part of a shelf registration statement declared effective by the Securities and Exchange Commission on April 24, 2008.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any state.

About Medis

Medis Technologies'  primary focus is on its fuel cell technology.  Its business strategy is to sell its products to end users through branded OEM  partnerships, retail outlets, service providers and to the military and other markets. Medis' indirect majority-owned subsidiary, Cell Kinetics Ltd., is engaged in the development and commercialization of the CKChip, a unique cell carrier  platform intended for simultaneous fluoroscopic monitoring and analysis of thousands of individual living cells over time.

This  press  release may contain forward-looking statements, which are made pursuant to the safe harbor  provisions of the Private Securities Litigation Reform Act of 1995.  In some cases you can identify those so-called  "forward looking statements" by words such as "may," "will," "should," "expects," plans," "targets," "believes," "anticipates," "estimates," "predicts," "potential," or "continue" or the negative of those words and other comparable words.  These forward looking statements are subject to risks and uncertainties, product tests, commercialization risks, availability of financing and results of financing efforts that could cause actual results to differ materially from historical results or those anticipated. Further information regarding these and other risks is described from time to time in Medis’ filings with the SEC.  Medis assumes no obligation to update or alter its forward-looking statements made in this release or in any periodic report filed by it under the Securities Exchange Act of 1934 or any other document, whether as a result of new information, future events or otherwise, except as otherwise required by applicable federal securities laws.

This press release is available on Medis' web site at www.medistechnologies.com.